United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 27, 2005
Date of report (date of earliest event reported)

MGE ENERGY, INC.
(a Wisconsin Corporation)
133 South Blair Street
Madison, Wisconsin 53703
(608) 252-7000
Commission File No. 000-49965
IRS Employer Identification No. 39-2040501
Former name or former address, if changed since last report: Not applicable
Web site: www.mgeenergy.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 27, 2005, MGE Energy, Inc., through its wholly owned subsidiary MGE Power West Campus, LLC, issued $20.0 million of 5.19% senior secured notes due September 25, 2033. The proceeds of the note issuance will be used to repay affiliate payables incurred by MGE Power West Campus in connection with the construction of a natural gas-fired cogeneration facility on the west campus of the University of Wisconsin at Madison. The cogeneration facility is jointly owned by MGE Power West Campus, which owns a controlling interest in the electric generation plant portion of the facility, and the University of Wisconsin, which owns a controlling interest in the chilled-water and steam plant portion of the facility.

The 5.19% senior secured notes provide for payments of interest only during the first eight years, followed by monthly payments of principal and interest until maturity. The issuance of those notes was effected pursuant to an existing note purchase agreement and related indenture under which MGE Power West Campus had previously issued $30 million of 5.68% senior secured notes due September 25, 2033. Both series of notes are secured by a lease agreement relating to the electric generation plant portion of the cogeneration facility between Madison Gas and Electric Company and MGE Power West Campus. The 5.19% senior secured notes require that MGE Power West Campus maintain a projected debt service coverage ratio of not less than 1.25 to 1.00 and debt to total capitalization ratio of not more than 0.65 to 1.00.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGE Energy, Inc.
(Registrant)

/s/ Jeffrey C. Newman
Vice President and Treasurer
Date: October 31, 2005